Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
November 6, 2009
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC RELEASES THIRD QUARTER 2009 FINANCIAL RESULTS

Summary

•	Third quarter 2009 net loss was $5.0 billion. After the dividend payment of $1.3 billion to the U.S. Department of the Treasury on the senior preferred stock, net loss attributable to common stockholders was $6.3 billion, or $1.94 per diluted common share, for the quarter.

•	Net worth at September 30, 2009 was $10.4 billion. The positive net worth reflects an $8.5 billion gain in AOCI primarily driven by improved values on the company’s available-for-sale securities. As a result of the positive net worth, no additional funding from the U.S. Department of the Treasury was required under the terms of the Senior Preferred Stock Purchase Agreement for the third quarter.

•	Third quarter 2009 results reflect:

•	Net interest income of $4.5 billion;

•	Net impairment of available-for-sale securities recognized in earnings of $1.2 billion; and

•	Provision for credit losses of $7.6 billion.

•	During the third quarter of 2009, Freddie Mac continued to support the housing market by:

•	Supporting the Obama Administration’s Making Home Affordable program — enabling more than 78,000 struggling borrowers (more than 88,000 outstanding as of September 30, 2009) to accept offers to modify their loans under the Home Affordable Modification program and approximately 69,000 borrowers (approximately 98,000 year-to-date as of September 30, 2009) to lower their payments under the Freddie Mac Relief Refinance Mortgagesm;

•	Helping approximately 26,000 additional borrowers stay in their homes or sell their properties through the company’s long-standing, traditional foreclosure prevention programs; and

•	Providing liquidity to the mortgage market by purchasing or guaranteeing $125 billion in mortgage loans and mortgage-related securities, including $91 billion in single-family refinance volume.

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

McLean, VA — Freddie Mac (NYSE:FRE) today reported a net loss of $5.0 billion for the quarter ended September 30, 2009, compared to net income of $768 million for the quarter ended June 30, 2009. After the dividend payment of $1.3 billion on its senior preferred stock to the U.S. Department of the Treasury (Treasury), Freddie Mac reported a net loss attributable to common stockholders of $6.3 billion, or $1.94 per diluted common share, in the third quarter of 2009, compared to a net loss attributable to common stockholders of $374 million, or $0.11 per diluted common share, in the second quarter of 2009.

Freddie Mac had positive net worth of $10.4 billion at September 30, 2009, compared to positive net worth of $8.2 billion at June 30, 2009. As a result, no additional funding was required from Treasury under the terms of the Senior Preferred Stock Purchase Agreement (Purchase Agreement) for the third quarter. The improvement in positive net worth at September 30, 2009 was attributable to an $8.5 billion decrease in unrealized losses recorded in accumulated other comprehensive income (loss) (AOCI), primarily as a result of improved fair values on the company’s available-for-sale (AFS) securities, partially offset by the third quarter 2009 net loss of $5.0 billion and the dividend payment of $1.3 billion to Treasury on the senior preferred stock.

“During this critical time for homeowners and the market, we continued to support the recovery of the housing market by providing a stable source of mortgage funding and helping people keep their homes,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “In the third quarter, we helped more than 100,000 borrowers avoid foreclosure — a growing figure that includes more than 78,000 new loans that entered into HAMP trial periods. We expect this to continue, and we have strengthened our efforts to make MHA successful and to help families, our economy and our nation.

“We continued to see some positive housing market developments, including higher volumes of home sales and modest increases in house prices in certain areas of the country,” Haldeman said. “However, we believe that factors like high unemployment, excess inventory and rising foreclosures will continue to impede a full recovery for some time and put further downward pressure on house prices. We expect to request additional funds from Treasury as this prolonged deterioration of market conditions continues to negatively impact our financial results.

“Going forward, I’m especially pleased that we’ve completed a senior management team that is highly seasoned, highly respected and intensely focused on serving our mission and strengthening our company,” Haldeman added. “In September, Bruce Witherell — a veteran Wall Street manager and leader — joined us as our chief operating officer. In October, Ross Kari — an executive with substantial housing finance experience in both the GSE and private sectors —

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

became our chief financial officer. Our leadership team, working with our board of directors and our highly skilled employees, is committed to doing everything we can to serve our broad mission and speed the recovery of the U.S. housing market.”

GAAP Results

Third quarter 2009 results were driven primarily by $7.5 billion in credit-related expenses reflecting the challenging economic conditions during the third quarter, as well as $1.2 billion of net impairment of AFS securities recognized in earnings. These results were partially offset by $4.5 billion in net interest income mainly due to lower funding costs.

	Three Months Ended

($ in millions)	September 30, 2009	June 30, 2009(1)	September 30, 2008(1)

Net interest income	$4,462	$4,255	$1,844
Management and guarantee income	800	710	832
Other non-interest income (loss)(2)	(1,882)	2,505	(12,235)

Total revenues	3,380	7,470	(9,559)

Administrative expenses	(433)	(383)	(308)
Credit-related expenses	(7,481)	(5,208)	(6,035)
Losses on loans purchased	(531)	(1,199)	(252)
Other non-interest expense	(97)	(97)	(1,171)

Total expenses	(8,542)	(6,887)	(7,766)

Income (loss) before income tax benefit (expense)	(5,162)	583	(17,325)
Income tax benefit (expense)	149	184	(7,970)

Net income (loss)	$(5,013)	$767	$(25,295)
Less: Net (income) loss attributable to noncontrolling interest	1	1	—

Net income (loss) attributable to Freddie Mac	$(5,012)	$768	$(25,295)

Senior preferred stock dividends declared	$(1,294)	$(1,149)	$—

Total equity (deficit) / GAAP net worth (at period end)	$10,406	$8,232	$(13,698)

AOCI, net of taxes (at period end)	$(26,355)	$(34,815)	$(25,634)

(1)	Certain amounts in prior periods have been reclassified to conform to the current presentation.
(2)	Three months ended September 30, 2009 includes $(1.2) billion of net impairment of AFS securities recognized in earnings.

Net interest income for the third quarter of 2009 was $4.5 billion, compared to $4.3 billion for the second quarter of 2009. The increase was primarily driven by lower short-term and long-term funding costs. Net interest income for the third quarter excludes the cost on funds the

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

company received from the Treasury under the Purchase Agreement, which is reported as dividends paid on senior preferred stock.

Management and guarantee income for the third quarter of 2009 was $800 million, compared to $710 million for the second quarter of 2009. This increase reflects higher amortization income related to certain pre-2003 deferred fees due to the decrease in forecasted interest rates, which resulted in an increase in projected prepayments.

Other non-interest income (loss) for the third quarter of 2009 was a loss of $1.9 billion, compared to income of $2.5 billion for the second quarter of 2009. During the third quarter of 2009, the company recognized $1.2 billion of net impairment of AFS securities in earnings, compared to $2.2 billion of net impairment of AFS securities recognized in earnings in the second quarter of 2009, as the performance of the collateral underlying the company’s AFS securities continued to deteriorate, though to a lesser extent.

Other non-interest income (loss) for the third quarter of 2009 also included net mark-to-market gains of $42 million, compared to net mark-to-market gains of $5.2 billion in the second quarter of 2009. Third quarter results reflect the effect of lower long-term interest rates on the values of the company’s derivatives and trading securities, as well as the impact of tightening spreads on the value of the guarantee asset.

Credit-related expenses, consisting of provision for credit losses and real estate owned (REO) operations expense, were $7.5 billion for the third quarter of 2009, compared to $5.2 billion for the second quarter of 2009.

Provision for credit losses for the third quarter of 2009 was $7.6 billion, compared to $5.2 billion for the second quarter of 2009. The increase in provision was primarily driven by observed changes in economic drivers impacting borrower behavior and delinquency trends for certain loans. The lower provision in the second quarter of 2009 reflects enhancements made to the company’s estimation methodology in the second quarter, which resulted in an approximate $1.4 billion reduction in the company’s second quarter estimate of loan loss reserves and provision. Freddie Mac expects its provision for credit losses will remain high during the fourth quarter of 2009.

During the third quarter, the company saw further deterioration in its single-family guarantee portfolio.

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

•	Total single-family delinquency rate, excluding Structured Transactions, was 3.33% at September 30, 2009, compared to 2.78% at June 30, 2009. This increase was due to weak economic conditions and, in part, to extended foreclosure timelines and to a high volume of seriously delinquent loans that are remaining in trial periods under the Home Affordable Modification program (HAMP) that might otherwise have completed modification or proceeded to foreclosure.

•	Single-family net charge-offs increased to $2.2 billion in the third quarter of 2009, compared to $1.9 billion in the second quarter of 2009.

•	Single-family non-performing assets including REO properties and delinquent loans underlying the company’s issued PCs and Structured Securities, increased to $91.6 billion at September 30, 2009, compared to $76.9 billion at June 30, 2009.

REO operations income (expense) for the third quarter of 2009 was income of $96 million, compared to an expense of $9 million for the second quarter of 2009. The income for the third quarter was driven by lower disposition losses as well as recoveries of property write-downs due to the stabilization of REO fair values during the quarter.

Losses on loans purchased for the third quarter of 2009 was $531 million, compared to $1.2 billion for the second quarter of 2009. The decrease was due to a significant reduction in the purchase volume of delinquent and modified loans as the volume of seriously delinquent loans entering the HAMP trial period increased during the third quarter. A loan that has begun the trial period under HAMP will not be modified and purchased out of the PC pool until the borrower successfully completes the payment and documentation requirements of the trial period.

AOCI, net of taxes as of September 30, 2009 was a loss of $26.4 billion, compared to a loss of $34.8 billion as of June 30, 2009. The $8.5 billion decrease in unrealized losses recorded in AOCI for the third quarter of 2009 primarily resulted from improved values on the company’s AFS securities.

For a more detailed discussion of results, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. For a discussion of risks and uncertainties that could adversely affect the company’s business, financial condition, results of operations, capital position, cash flows, strategies and/or prospects, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, “RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

“BUSINESS”, “RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Net Worth and Senior Preferred Stock

Freddie Mac’s net worth was $10.4 billion at September 30, 2009. Net worth represents the difference between the company’s assets and liabilities under generally accepted accounting principles (GAAP) and is equal to the company’s total equity (deficit).

The aggregate liquidation preference of the company’s senior preferred stock was $51.7 billion as of September 30, 2009. The amount remaining under Treasury’s $200 billion funding commitment as of September 30, 2009 was $149.3 billion, which does not include the $1 billion of senior preferred stock issued to Treasury as initial consideration for its funding commitment. Based on the current aggregate liquidation preference of $51.7 billion, Treasury, the holder of the senior preferred stock, is entitled to annual cash dividends of approximately $5.2 billion, which exceeds the company’s annual historical earnings in most periods. Including the $1.3 billion quarterly dividend paid on September 30, 2009, the company has paid aggregate dividends of $3.0 billion in cash on the senior preferred stock to Treasury at the direction of the Federal Housing Finance Agency (FHFA), acting as Conservator.

Freddie Mac expects to request additional draws under the Purchase Agreement in future periods due to a variety of factors that could adversely affect the level and volatility of the company’s net worth. For a discussion of these factors, see “LIQUIDITY AND CAPITAL RESOURCES — Capital Adequacy” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Freddie Mac is under conservatorship and is dependent upon the continued support of Treasury and FHFA in order to continue operating its business.

Foreclosure Prevention and Refinancing Activities

During the third quarter, Freddie Mac continued to provide significant support to the housing market by working with struggling borrowers and lenders to prevent foreclosures whenever possible. The company helped more than 100,000 borrowers stay in their homes or sell their properties during the third quarter as detailed below:

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

	Three Months Ended

(number of loans)	September 30, 2009	June 30, 2009	September 30, 2008

Total loan modifications	9,013(1)	15,603	8,456
Repayment plans	7,728	7,409	10,270
Forbearance agreements	3,469	1,564	828
Pre-foreclosure sales	6,628	4,821	1,911

Total completed foreclosure alternatives	26,838	29,397	21,465

HAMP trial period loans(2)	78,484	10,129	—

(1)	Includes 471 loans modified under HAMP during the three months ended September 30, 2009, based on information reported by the company’s servicers to the Making Home Affordable (MHA) program administrator.
(2)	Based on information provided by the company’s servicers to the MHA program administrator. Prior period data was previously reported based on information from certain of the company’s largest servicers and has been subsequently revised.

Making Home Affordable was the company’s number one focus and the centerpiece of its foreclosure-prevention efforts. During the quarter, Freddie Mac continued to enhance its infrastructure and capacity to support the MHA program, and saw significantly increased activity in both of its key programs — HAMP and the Freddie Mac Relief Refinance Mortgagesm, which is Freddie Mac’s implementation of the Home Affordable Refinance program.

Based on information provided by the MHA program administrator, more than 88,000 trial period modifications were started on Freddie Mac loans through September 30, 2009 and approximately 471 HAMP loan modifications were completed.

The completion rate for HAMP loans, which is the percentage of loans that successfully exit the trial period due to the borrowers fulfilling the requirements for the modification, remains uncertain due to the number of new requirements of this program and the ability to obtain updated information from borrowers.

Freddie Mac has launched several initiatives to modify more loans under HAMP and to drive an increase in the number of successful trial period completions. As part of these efforts, Freddie Mac has:

•	Engaged a vendor to help ease backlogs at several servicers by processing requests for HAMP modifications by providing them with document collection and signature services;

•	Launched a program to complete more HAMP modifications by retaining a vendor who will visit eligible borrowers at their homes to help them complete the required trial period documents; and

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

•	Implemented a second-look program to review whether borrowers are being properly considered for HAMP by servicers. Borrowers who do not qualify for HAMP are then considered under the company’s other foreclosure prevention programs.

Freddie Mac continued the purchase of refinance mortgages originated under the Freddie Mac Relief Refinance Mortgagesm during the quarter. The company helped refinance approximately 98,000 loans totaling $20 billion of unpaid principal balance as of September 30, 2009 under this program. Freddie Mac expects that the recent enhancements to the Freddie Mac Relief Refinance Mortgagesm, which provide for the increase in the maximum allowable loan-to-value ratio up to 125 percent and the ability to refinance through any servicer and which became effective on October 1, 2009, will enable more borrowers to take advantage of the program in the coming quarters. As of September 30, 2009, Freddie Mac had refinanced over $300 billion in home loans during the year, creating an estimated $3.8 billion in aggregate annual interest savings for 1.5 million borrowers.

The company’s single-family foreclosure starts ratio, which reflects the number of single-family loans that entered the foreclosure process during the quarter as a percentage of the total number of loans in the company’s single-family portfolio at the end of the quarter, was 59 basis points in the third quarter of 2009. The single-family foreclosure starts ratio for the second quarter of 2009 was 62 basis points.

Accounting Developments

In June 2009, the Financial Accounting Standards Board issued an amendment to the accounting standards for transfers of financial assets (SFAS 166) and an amendment to the accounting standards on consolidation of variable interest entities (SFAS 167). Both amendments are effective and will be applied prospectively by the company on January 1, 2010.

Freddie Mac expects that the adoption of these two new amendments will have a significant impact on its consolidated financial statements, including the consolidation of its single-family PC trusts and some of its Structured Transactions. Under these accounting standards, the company will record the underlying mortgage loans in these single-family PC trusts and some of its Structured Transactions on its balance sheet. These mortgage loans have an outstanding unpaid principal balance of approximately $1.8 trillion as of September 30, 2009. Additionally, under these accounting standards, the company expects significant changes to its statement of operations, including a significant increase in interest income and interest expense.

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

While Freddie Mac continues to evaluate the impacts of adoption, the company expects that the adoption could have a significant negative impact on its net worth and could result in additional draws under the Purchase Agreement. Actual impacts may differ materially from current expectations. For more information, see “RISK MANAGEMENT — Operational Risks” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and the company’s Consolidated Financial Statements, Core Tables, and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Printed copies of these documents may be obtained free of charge upon request from the company’s Investor Relations department by writing or calling the company at shareholder@freddiemac.com, (703) 903-3883 or (800) 373-3343. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship and the company’s current expectations and objectives for the MHA program and other efforts to assist the U.S. residential mortgage market, as well as the company’s future business plans, liquidity, capital management, economic and market conditions and trends, market share, legislative and regulatory developments, implementation of new accounting standards, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and

Freddie Mac Third Quarter 2009 Financial Results
November 6, 2009

factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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